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                                                                      Exhibit 11



                                      NORTHWESTERN STEEL AND WIRE COMPANY
                                     Computation of (Loss) Income Per Share
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

                                                 Three Months Ended                      Nine Months Ended
                                                    April 30,                               April 30,
                                       ---------------------------------      ---------------------------------
                                            1997                1996               1997                 1996
                                       -------------       -------------      --------------       -------------
Net (loss) income                      $    (573,000)      $   3,558,000      $   (4,763,000)       $ 10,744,000
                                       =============       =============      ==============       =============
Shares outstanding for net (loss)
 income per share calculation             24,862,496          25,160,048          24,862,496          25,160,048
                                       =============       =============      ==============       =============

Net (loss) income per share            $       (0.02)      $        0.14      $        (0.19)       $       0.43
                                       =============       =============      ==============       =============
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